Exhibit 99.1

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.

1.Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification.  In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.

2.Definitions.

(a)“Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Change of Control” shall mean the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors.  “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended.  The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).

(f)“Committee” means a committee appointed by the Board.

(g)“Common Stock” shall mean the common stock of the Company.

(h)“Company” shall mean NETGEAR, Inc., a Delaware corporation.

(i)“Compensation” shall mean all base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation.  The Administrator may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an applicable Offering Date, which definition may vary among Participants who are participating in separate Offering Periods or the Non-423(b) Component of the Plan.

(j)“Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(k)“Director” shall mean a member of the Board.

(l)“Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.  Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(m)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)“Exercise Date” shall mean February 15 and August 15 of each year, or the immediately preceding Trading Day if February 15 or August 15 is not a Trading Day.

(o)“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(p)“Offering Date” shall mean the first Trading Day of each Offering Period.

(q)“Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, and commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding Trading Day if August 15 or February 15 is not a Trading Day.  The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r)“Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)“Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(t)“Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u)“Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v)“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3.Eligibility.

(a)Offering Periods.  Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b)Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.Offering Periods.  The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof.  The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.Participation.  An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.

6.Payroll Deductions.

(a)At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period.  A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only.  A participant may not make any additional payments into such account.

(d)A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate.  The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period.  The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.  Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f)At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock.  At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7.Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof.  The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date.  The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period.  Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.  The option shall expire on the last day of the Offering Period.

8.Exercise of Option.

(a)Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof.  Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant.  During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof.  The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9.Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.

10.Withdrawal.

(a)A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan.  All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period.  If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.Termination of Employment.  Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12.Interest.  No interest shall accrue on the payroll deductions of a participant in the Plan.

13.Stock.

(a)Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,000,000 shares of Common Stock.

(b)Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c)Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.Administration.  The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15.Designation of Beneficiary.

(a)A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.  If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16.Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.  Until shares are issued, participants shall only have the rights of an unsecured creditor.

18.Reports.  Individual accounts shall be maintained for each participant in the Plan.  Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a)Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator.  The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)Change of Control.  In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date.  The New Exercise Date shall occur before the date of the Company’s proposed Change of Control.  The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination.

(a)The Administrator may at any time and for any reason terminate, amend or suspend the Plan.  Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders.  Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b)Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii)allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.Conditions Upon Issuance of Shares.  Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company.  It shall continue in effect until terminated under Section 20 hereof.

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL SUBSCRIPTION AGREEMENT

Capitalized terms used but not defined herein shall have the same meanings as in the “Netgear, Inc. 2003 Employee Stock Purchase Plan.”

1.I hereby elect to participate in the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”) and subscribe to purchase shares of Common Stock in accordance with this Global Subscription Agreement, including any additional terms and conditions for my country set forth in the appendix hereto (the “Appendix”), and the Employee Stock Purchase Plan.

2.I hereby authorize payroll deductions from each paycheck in the amount of ____% (or such percentage I have indicated on the Company’s online enrollment platform) of my Compensation on each payday (from 0 to 10%), during the Offering Period in accordance with the Employee Stock Purchase Plan.  (Please note that no fractional percentages are permitted.)

3.I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan.  I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase shares of Common Stock under the Employee Stock Purchase Plan on the Exercise Date.

4.I have received a copy of the complete Employee Stock Purchase Plan.  I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Employee Stock Purchase Plan.

5.Unless otherwise permitted by the Company in its discretion, shares of Common Stock purchased for me under the Employee Stock Purchase Plan should be issued in my name only.

6.If I am a U.S. taxpayer, I am participating in the Code Section 423 component of the Employee Stock Purchase Plan and understand that if I dispose of any shares of Common Stock received pursuant to the Plan within 2 years after the Offering Date (measured as the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, whichever is later, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the shares at the time such shares were purchased by me over the price which I paid for the shares.  If I dispose of such shares at any time after the expiration of the 2-year or 1-year holding period, as applicable, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the Fair Market Value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the Fair Market Value of the shares on the first day of the Offering Period.  The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.Notwithstanding the provisions in Section 15 of the Employee Stock Purchase Plan to the contrary, if I reside and/or work outside the U.S., I am not permitted to designate a beneficiary with respect to payroll deductions and upon my death, the payroll deductions, if any, credited to my account but not yet used to purchase shares of Common Stock will be returned to my legal heirs or representatives and my option to purchase shares will be automatically terminated.

8.Regardless of any action taken by the Company or, if different, my employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Employee Stock Purchase Plan and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer.  I further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Employee Stock Purchase Plan, including, but not limited to, the grant of the option under the Employee Stock Purchase Plan, the purchase of shares of Common Stock, the issuance of shares of Common Stock purchased, the sale of shares of Common Stock purchased under the Employee Stock Purchase Plan or the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant of the option or any aspect of the Employee Stock Purchase Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result.  Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items.  In this regard, I authorize the Company and/or the Employer or their respective agents to satisfy any withholding obligation (if any) for Tax-Related Items, including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock as described in Section 6 by me, by one or a combination of the following:

(a)withholding from my Compensation, wages or other cash amounts payable to me by the Company and/or the Employer; or

(b)withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent).

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in my jurisdiction(s).  In the event of over-withholding, I may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or if not refunded, I may seek a refund from the local tax authorities.  In the event of under-withholding, I may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Employee Stock Purchase Plan that cannot be satisfied by the means previously described.  The Company may refuse to purchase or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

9.By electing to participate in the Employee Stock Purchase Plan, I acknowledge, understand and agree that:

(a)the Employee Stock Purchase Plan is established voluntarily by the Company and it is discretionary in nature and the Company may amend, modify, suspend or terminate the Employee Stock Purchase Plan at any time, to the extent permitted in the Employee Stock Purchase Plan;

(b)the grant of the option under the Employee Stock Purchase Plan is voluntary and does not create any contractual or other right to receive future grants of options under the Employee Stock Purchase Plan, or benefits in lieu of options under the Employee Stock Purchase Plan, even if options under the Employee Stock Purchase Plan have been granted in the past;

(c)all decisions with respect to future options or other grants under the Employee Stock Purchase Plan, if any, will be at the sole discretion of the Company;

(d)the grant of the option and my participation in the Employee Stock Purchase Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent or Subsidiary and shall not interfere with the ability of the Company, the Employer or any Parent or Subsidiary to terminate my employment relationship at any time;

(e)I am voluntarily participating in the Employee Stock Purchase Plan;

(f)the Employee Stock Purchase Plan and the shares of Common Stock purchased under the Employee Stock Purchase Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the Employee Stock Purchase Plan and the shares of Common Stock purchased under the Employee Stock Purchase Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar payments;

(h)

unless otherwise agreed with the Company, the shares of Common Stock subject to the Employee Stock Purchase Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Parent or Subsidiary;

(i)

the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of the shares of Common Stock purchased under the Employee Stock Purchase Plan may increase or decrease in the future, even below the Purchase Price;

(j)

no claim or entitlement to compensation or damages shall arise from forfeiture of the option under the Employee Stock Purchase Plan resulting from termination of my employment with the Company, any Parent or Subsidiary of the Company or the Employer (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);

(k)

in the event of termination of my employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided in the Employee Stock Purchase Plan or determined by the Company, my right to participate in the Employee Stock Purchase Plan and my option to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Board or Committee, as applicable, shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option (including when I am no longer considered to be providing services while on a leave of absence); and

(l)

neither the Company, any Parent or Subsidiary nor the Employer shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the shares of Common Stock or any amounts due to me pursuant to the purchase of the shares or the subsequent sale of any shares of Common Stock purchased under the Employee Stock Purchase Plan.

10.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Employee Stock Purchase Plan, or my purchase or sale of shares of Common Stock.  I understand and agree that I should consult with my own personal tax, legal and financial advisors regarding my participation in the Employee Stock Purchase Plan before taking any action related to the Employee Stock Purchase Plan.

11.Data Privacy Information and Consent:

(a)

Data Collection and Usage.  The Company and the Employer collect, process and use certain personal information about me, including, but not limited to, my name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Employee Stock Purchase Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for purposes of implementing, administering and managing the Employee Stock Purchase Plan.  The legal basis, where required, for the processing of Data is my consent.

(b)

Stock Plan Administration Service Providers.  The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliates (“E*TRADE”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Employee Stock Purchase Plan.  The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner.  I may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Employee Stock Purchase Plan.

(c)

International Data Transfers.  The Company and E*TRADE are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S.  My country or jurisdiction may have different data privacy laws and protections than the U.S.  The Company’s legal basis for the transfer of Data, where required, is my consent.

(d)

Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage my participation in the Employee Stock Purchase Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.  This period may extend beyond my period of employment with the Employer.  When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent practicable.

(e)

Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary and I am providing the consents herein on a purely voluntary basis.  If I do not consent, or if I later seek to revoke the consent, my salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the options under the Employee Stock Purchase Plan or administer or maintain my participation in the Employee Stock Purchase Plan.

(f)

Data Subject Rights.  I may have a number of rights under data privacy laws in my jurisdiction.  Depending on where I am based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in my jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, I can contact my local human resources representative.

12.The option and the provisions of this Global Subscription Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions.

For purposes of any action, lawsuit or other proceedings brought to enforce this Global Subscription Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13.I acknowledge that I am sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow me to understand the terms and conditions of this Global Subscription Agreement.  Furthermore, if I have received this Global Subscription Agreement or any other document related to the Employee Stock Purchase Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Employee Stock Purchase Plan by electronic means.  I hereby consent to receive such documents by electronic delivery and agree to participate in the Employee Stock Purchase Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.The provisions of this Global Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Notwithstanding any provisions in this Global Subscription Agreement, my participation in the Employee Stock Purchase Plan shall be subject to any additional terms and conditions set forth in any Appendix to this Global Subscription Agreement for my country of employment and/or residence.  Moreover, if I relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Global Subscription Agreement.

17.The Company, at its option, may elect to terminate, suspend or modify the terms of the Employee Stock Purchase Plan at any time, to the extent permitted by the Employee Stock Purchase Plan.  I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Employee Stock Purchase Plan in accordance with the Employee Stock Purchase Plan withdrawal procedures then in effect.  In addition, the Company reserves the right to impose other requirements on my participation in the Employee Stock Purchase Plan, on any shares of Common Stock purchased under the Employee Stock Purchase Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional subscription agreements or undertakings that may be necessary to accomplish the foregoing.

18.I acknowledge that a waiver by the Company of breach of any provision of this Global Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Global Subscription Agreement, or of any subsequent breach by me or any other Employee Stock Purchase Plan participant.

19.I acknowledge that, depending on my or my broker’s country of residence or where the shares of Common Stock are listed, I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock or rights to shares of Common Stock or rights linked to the value of shares of Common Stock (e.g., the phantom awards, futures) during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in my country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I place before I possessed inside information.  Furthermore, I could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Keep in mind third parties include fellow employees.

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  I am responsible for complying with any applicable restrictions and should speak with my personal legal advisor on this matter.

20.My country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect my ability to acquire or hold shares of Common Stock under the Employee Stock Purchase Plan or cash received from participating in the Employee Stock Purchase Plan (including from any dividends received or sale proceeds arising from the sale of shares of

Common Stock) in a brokerage or bank account outside my country.  I may be required to report such accounts, assets or transactions to the tax or other authorities in my country.  I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Employee Stock Purchase Plan to my country through a designated bank or broker and/or within a certain time after receipt.  I acknowledge that it is my responsibility to be compliant with such regulations, and I understand and agree that I should consult my personal legal advisor for any details.

I UNDERSTAND THAT THIS GLOBAL SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.  BY SIGNING BELOW OR OTHERWISE ACCEPTING THIS GLOBAL SUBSCRIPTION AGREEMENT THROUGH THE COMPANY’S ONLINE ENROLLMENT PLATFORM, I HEREBY AGREE TO BE BOUND BY THE TERMS OF THE EMPLOYEE STOCK PURCHASE PLAN AND THIS GLOBAL SUBSCRIPTION AGREEMENT AS MODIFIED OR SUPPLEMENTED BY THE TERMS OF THE ATTACHED APPENDIX WITH RESPECT TO MY COUNTRY OF EMPLOYMENT AND/OR RESIDENCE.

Dated:_________________________

Signature of Employee

APPENDIX

TO THE

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL SUBSCRIPTION AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the option granted to you under the Employee Stock Purchase Plan if you work and/or reside in one of the countries listed below.  If you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working and/or residing or if you move to another country after your option to purchase shares under the Employee Stock Purchase Plan is granted, the Company will, in its discretion, determine the extent to which the terms and conditions in this Appendix will apply to you.

Unless otherwise provided below, capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Employee Stock Purchase Plan and the Global Subscription Agreement, as applicable.

Notifications

This Appendix also includes notifications regarding certain other issues of which you should be aware with respect to the option granted to you under the Employee Stock Purchase Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your purchase of shares of Common Stock under the Employee Stock Purchase Plan because the information may be out of date at the time that you purchase shares or subsequently sell such shares.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result.  Further, if you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working and/or residing or if you move to another country after your option to purchase shares under the Employee Stock Purchase Plan is granted, the information contained herein may not be applicable to you.  Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

AUSTRALIA

Terms and Conditions

Tax Information.  The Employee Stock Purchase Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Notifications

Australian Offer Document.  This offer of options to purchase shares of Common Stock under the Employee Stock Purchase Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the offer of options to purchase shares of Common Stock to Australian-resident employees, which is attached to this Global Subscription Agreement as Exhibit B.

CANADA

Terms and Conditions

Labor Law Acknowledgement.  This provision replaces Section 9(k) of the Global Subscription Agreement:

In the event of termination of my employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided by this Global Subscription Agreement or determined by the Company, my right to participate in the Employee Stock Purchase Plan and my right to purchase shares of Common Stock with accumulated payroll deductions under the Employee Stock Purchase Plan, if any, will terminate effective as of the date that is the earlier of: (i) the date my employment is terminated or (ii) the date I am no longer actively employed by the Company or any Parent or Subsidiary, and such date will not be extended by any notice period or pay in lieu of such notice or related payments or damages provided or mandated to be provided under local law (including, but not limited to statutory law, regulatory law and/or common law); the Board or Committee, as applicable, shall have the exclusive discretion to determine when I am  no longer employed or actively providing services for purposes of my participation in the Employee Stock Purchase Plan.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Employee Stock Purchase Plan during a statutory notice period, I acknowledge that my to participate in the Employee Stock Purchase Plan, if any, will terminate effective as of the last day of my minimum statutory notice period, and I will not earn or be entitled to a pro-rata purchase if the Exercise Date falls after the end of my statutory notice period, nor will I be entitled to any compensation for any lost ability to purchase shares of Common Stock.

The following terms and conditions apply to employees resident in Quebec:

Language.  The parties acknowledge that it is their express wish that this Global Subscription Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

La Langue.  Les parties reconnaissent avoir expressément souhaité que la convention «Global Subscription Agreement», ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.  The following provision supplements Section 11 of the Global Subscription Agreement:

I hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Employee Stock Purchase Plan.  I further authorize the Company, the Employer, or any other Subsidiary or Affiliate to disclose and discuss the Employee Stock Purchase Plan with their advisors and to record all relevant information and keep such information in my employee file.

Notifications

Securities Law Information.  You are permitted to sell shares of Common Stock purchased under the Employee Stock Purchase Plan through the designated broker appointed by the Company, provided that such sale takes place outside of Canada through facilities of a stock exchange on which the shares of Common Stock are listed.  The shares of Common Stock are listed on the Nasdaq Global Select Market under the ticker symbol “NTGR.”

Foreign Asset/Account Reporting Information.  Foreign specified property (including cash and any shares of Common Stock acquired under the Employee Stock Purchase Plan) of a non-Canadian company held by a Canadian resident must be reported annually on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year.  The right to purchase shares of Common Stock must be reported (generally at nil cost) if the C$100,000 threshold is exceeded because of other foreign specified property held.  Foreign specified property also includes shares of Common Stock acquired under the Employee Stock Purchase Plan and their cost is generally the adjusted cost base (“ACB”) of the shares of Common Stock.  The ACB ordinarily would equal the fair market value of the shares of Common Stock at acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares.  The form must be filed with the individual's annual tax return by April 30 of the following year.

You should consult your personal tax advisor to determine your exact reporting requirements in this regard.

CHINA

Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in China.

DENMARK

Terms and Conditions

Danish Stock Option Act.  By accepting the option to purchase shares of Common Stock and enrolling in the Employee Stock Purchase Plan, you acknowledge that you have received the Employer Statement translated into Danish and set forth below, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019.

Notifications

Foreign Asset/Account Reporting Information. If you establish an account holding shares or cash outside Denmark, you must report the account to the Danish Tax Administration.  The form which should be used in this respect may be obtained from a local bank.

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended as of January 1, 2019 (the "Stock Option Act"), you are entitled to receive the following information regarding the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”) in a separate written statement.

This statement contains information applicable to your participation in the ESPP, as required under the Stock Option Act.  Additional terms and conditions of the ESPP are described in the ESPP and other subscription materials, which have been made available to you.  In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the ESPP subscription materials, this Employer Statement shall prevail.  Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the ESPP.

1.Time of grant of right to purchase stock under the ESPP

Provided you are eligible to participate in the ESPP and decide to enroll in the ESPP, consistent with the requirements of the Stock Option Act and the ESPP, you will be granted a right to purchase shares of stock of NETGEAR, Inc. (the “Company”) at the beginning of each Offering Period, as defined in the ESPP, as long as you remain enrolled in the ESPP.

For each Offering Period, you may elect to have payroll deductions from each paycheck in the amount of a specific percentage of your Compensation on each payday (from 1 to 10%).  Your participation in the ESPP is subject to the additional terms and conditions provided in the ESPP materials.

2.Terms or conditions for grant of a right to future purchases of stock.

The ESPP is offered at the discretion of the Company’s Board of Directors.  The Company may terminate, suspend or amend the ESPP at any time and without the consent of the participating employees.

3.Purchase Date

On the last day of each Offering Period, or the next trading day, if the last day is not a trading day (i.e., the Exercise Date), shares of common stock of the Company will automatically be purchased for you with your accumulated payroll deductions.  The number of shares purchased will depend upon the Purchase Price, as defined below, and the amount of accumulated payroll deductions.  You will become the owner of the shares purchased and you may then sell your shares at any time, subject to insider trading restrictions.

4.Purchase Price

The Purchase Price per share shall mean an amount equal to 85% of the lesser of (a) the Fair Market Value, as defined in the ESPP, of a share of common stock on the Offering Date; or (b) the Fair Market Value, as defined in the ESPP, of a share of common stock on the Exercise Date.

5.Your rights upon termination of employment

The treatment of your option under the ESPP upon termination of employment will be determined under the terms contained in the ESPP and the subscription materials.

6.Financial aspects of participating in the ESPP

Aside from the payroll deductions which will start after you enroll in the ESPP, the ESPP offering has no immediate financial consequences for you.  The value of the shares purchased for you under the ESPP are not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of stock are financial instruments and investing in stock will always have financial risk.  The possibility of profit at the time you sell your shares will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things.  In addition, after you purchase shares, the shares could decrease in value even below the Purchase Price.

Stock Plan Services

NETGEAR, Inc.

San Jose, California

ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold, som ændret virkning fra 1. januar 2019 ("Aktieoptionsloven") er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende NETGEAR, Inc.'s medarbejderaktieordning "2003 Employee Stock Purchase Plan" (i det følgende kaldet "ESPP").

Denne erklæring indeholder de i henhold til Aktieoptionsloven krævede oplysninger vedrørende din deltagelse i ESPP.  Yderligere kriterier og betingelser for ordningen er beskrevet i ESPP og det andet tegningsmateriale, som du har fået udleveret.  I tilfælde af uoverensstemmelser mellem en bestemmelse i denne Arbejdsgivererklæring og bestemmelserne i ESPP-tegningsmaterialet skal denne Arbejdsgivererklæring have forrang.  Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de i ESPP definerede begreber.

1.Tidspunktet for tildeling af retten til at købe aktier i henhold til ESPP

Forudsat at du er berettiget til at deltage i ESPP samt beslutter dig for at tilmelde dig ESPP, vil du i overensstemmelse med kravene i Aktieoptionsloven og ESPP få tildelt en ret til at købe aktier i NETGEAR, Inc. ("Selskabet") ved starten af hver Udbudsperiode (som defineret i ESPP), så længe du vedbliver at være tilmeldt ESPP.

For hver Udbudsperiode kan du vælge, at der i forbindelse med hver lønudbetaling fra din løn trækkes et beløb svarende til en bestemt procentdel af dit Vederlag (fra 1 til 10%).  Din deltagelse i ESPP er underlagt de yderligere kriterier og betingelser, som fremgår af ESPP-materialet.

2.Kriterier eller betingelser for tildeling af retten til senere at købe aktier

ESPP udbydes efter Selskabets bestyrelses frie skøn.  Selskabet har til enhver tid ret til at ophæve, afbryde eller ændre ESPP uden de deltagende medarbejderes samtykke.

3.Købsdato

På den sidste dag i hver Udbudsperiode, eller, hvis denne dag ikke er en handelsdag, på den næstfølgende handelsdag efter den sidste dag i hver Udbudsperiode (dvs. Udnyttelsesdatoen) vil der automatisk blive købt ordinære aktier i Selskabet til dig for det akkumulerede beløb, der er fratrukket dine lønudbetalinger.  Antallet af købte aktier afhænger af Købskursen (som defineret nedenfor) og det akkumulerede beløb, der er fratrukket dine lønudbetalinger.  Du bliver den ejer af de købte aktier, og du kan til enhver tid sælge dine aktier, med forbehold for insiderhandelrestriktioner.

4.Købskurs

Købskursen pr. aktie betyder et beløb svarende til 85% af det laveste af de to følgende beløb: (a) Markedskursen (som defineret i ESPP) på en ordinær aktie på Udbudsdatoen eller (b) Markedskursen (som defineret i ESPP) på en ordinær aktie på Udnyttelsesdatoen.

5.Din retsstilling i forbindelse med fratræden

Behandlingen af din option i henhold ESPP i tilfælde af et ophør af dit ansættelsesforhold blive behandlet i ESPP’en og tegningsmaterialet.

6.Økonomiske aspekter ved at deltage i ESPP

Bortset fra de fradrag i din løn, der vil blive påbegyndt, når du har tilmeldt dig ESPP, har ESPP-udbuddet ikke nogen umiddelbare økonomiske konsekvenser for dig.  Værdien af de aktier, der købes til dig i henhold til ESPP, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige vederlagsafhængige lovpligtige ydelser.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko.  Muligheden for en gevinst på det tidspunkt, hvor du sælger dine aktier, afhænger ikke kun af Selskabets økonomiske udvikling, men også bl.a. af den generelle udvikling på aktiemarkedet.  Derudover kan aktiernes værdi efter købstidspunktet falde til en værdi, der ligger under Købsprisen.

Aktieordningsadministrationen

NETGEAR, Inc.

San Jose, Californien

FRANCE

Terms and Conditions

Payroll Deduction Authorization.  You hereby authorize payroll deductions from each paycheck in the in the amount of the elected percentage of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan.  (Please note that no fractional percentages are permitted.)

Autorisation de Participation au Plan.  J’autorise les prélèvements sur mes salaires sur chaque bulletin de paie, d'un montant correspondant au pourcentage choisi sur la base de mes Salaires, à chaque date de paiement de ces salaires (de 0 à 10%) durant la Période d'Offre, ce, conformément aux dispositions du Plan. (Veuillez noter que les fractions de pourcentage ne sont pas autorisées)

Language Consent.  By enrolling in the Employee Stock Purchase Plan and making your enrollment elections, you confirm having read and understood the documents relating to the right to purchase Common Stock (the Employee Stock Purchase Plan, the Global Subscription Agreement and this Appendix) which were provided to you in the English language.  You accept the terms of those documents accordingly.

Consentement relatif à la Langue utilisée.  En participant au Plan et en indiquant en ligne mes choix de participation, je confirme avoir lu et compris les documents relatifs à cette attribution de droits d’achat des Actions de la Société (le Plan, le Formulaire de Participation et la présente Annexe) qui  m'ont été communiqués en langue anglaise. J'accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information.  You are permitted to hold shares of Common Stock acquired under the Employee Stock Purchase Plan outside of France, provided that you declare all foreign accounts, whether open, current or closed, on your annual income tax return.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received.  The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for making this report.

Foreign Asset/Account Reporting Information.  If your acquisition of shares of Common Stock under the Employee Stock Purchase Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year.  A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold shares of Common Stock exceeding 10% of the total Common Stock.  However, if the shares of Common Stock are listed on a recognized U.S. exchange (e.g., the Nasdaq Global Select Market and you own less than 1% of the Company, this requirement will not apply to you.  If applicable, you are responsible for obtaining the appropriate form from a German federal bank and complying with the reporting obligations.

HONG KONG

Terms and Conditions

Restriction on Sale of Shares of Common Stock.  You agree that you will not dispose of any shares of Common Stock acquired under the Employee Stock Purchase Plan prior to the six-month anniversary of the beginning of the relevant Offering Period under which such shares were acquired.

Notifications

Securities Law Notice.  WARNING:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  You should exercise caution in relation to the offer.  If you are in any doubt about any of the contents of the Global Subscription Agreement, including this Appendix, or the Employee Stock Purchase Plan, you should obtain independent professional advice.  The grant of options to purchase shares of Common Stock under the Employee Stock Purchase Plan does not constitute a public offering of securities under Hong Kong law and is available only to Eligible Employees.  The Global Subscription Agreement, including this Appendix, the Employee Stock Purchase Plan and any other incidental communication materials distributed to you in connection with the Employee Stock Purchase Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and are intended only for the personal use of each Eligible Employee and may not be distributed to any other person.

INDIA

Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in India.

IRELAND

Terms and Conditions

Nature of Grant.  The following provision supplements Section 9 of the Global Subscription Agreement:

By participating in the Employee Stock Purchase Plan, I acknowledge and agree that the benefits received under the Employee Stock Purchase Plan will not be taken into account for any redundancy or unfair dismissal claim.

Notifications

Director Notification Information.  If you are a director, associate or shadow director of a Parent or Subsidiary in Ireland and your interests in the Company represent more than 1% of the Company’s voting share capital, you must notify such Irish Parent or Subsidiary in writing when receiving or disposing of an interest in the Company (e.g., the option, shares of Common stock, etc.), when becoming aware of the event giving rise to the notification requirement, or when becoming a director or secretary (if such an interest exists at the time).  This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to you if you are a director, shadow director or secretary).

The above notification obligation will not apply where shares of Common Stock (or interests in shares of Common Stock) held by a director or secretary (and their spouse and children) are in the aggregate 1% or less in the share capital of the Company, or where shares do not carry a right to vote at general meetings (save a right to vote in specified circumstances), as de minimis interests are exempt.

ITALY

Terms and Conditions

Employee Stock Purchase Plan Document Acknowledgment.  By participating in the Employee Stock Purchase Plan, you acknowledge that you have received a copy of the Employee Stock Purchase Plan and the Global Subscription Agreement and have reviewed the Employee Stock Purchase Plan and the Global Subscription Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Employee Stock Purchase Plan and the Global Subscription Agreement.  You further acknowledge that you have read and specifically and expressly approve the following sections of the Global Subscription Agreement:  Section 2; Section 3; Section 8; Section 9; Section 11; Section 12; Section 13; Section 14; and Section 16.

Notifications

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (including shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.  You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.

Foreign Financial Asset Tax Notification.  The value of any shares of Common Stock (and certain other foreign assets) an Italian resident holds outside of Italy may be subject to a foreign financial assets tax.  The taxable amount is equal to the fair market value of the shares of Common Stock on December 31 or the last day the shares of Common Stock were held (the tax is levied in proportion to the number of days the shares of Common Stock were held over the calendar year).  The value of financial assets held abroad must be reported in Form RM of the annual tax return.  You should consult your personal tax advisor for additional information on the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information.  You are required to report details of any assets held outside of Japan (including any shares of Common Stock acquired under the Employee Stock Purchase Plan) as of December 31 to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report will be due by March 15 each year.  You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.

KOREA

Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in Korea.

NETHERLANDS

Notifications

NEW ZEALAND

Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in New Zealand.

POLAND

Terms and Conditions

Authorization for Payroll Deductions.  You understand that as a condition of your participation in the Employee Stock Purchase Plan, you will be required to execute the attached Consent for Deduction form.  You understand that you must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: 350 E. Plumeria Drive, San Jose, California, 95134, U.S.A.  You understand that you will not be able to participate in the Employee Stock Purchase Plan until the Company receives your executed form.

Notifications

Exchange Control Information.  Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000.  If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.  In addition, transfers of funds into and out of Poland in excess of a certain threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply) must be made via a bank account held at a bank in Poland. You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.

CONSENT FOR DEDUCTION (POLAND)	ZGODA NA POTRĄCENIE (POLAND)

I, the undersigned, in order to participate in the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (“Plan”), authorize my employer Netgear Poland Sp. z.o.o. to withhold payroll deductions in the amount of ___%  of my Compensation, or such other percentage as subsequently selected by me under the Plan. I understand that this amount must not be less than 1% and not more than 10% of my Compensation for any Offering Period with the reservation that the deductions are made in accordance with the applicable provisions of the Polish labor law.

Ja niżej podpisany, w celu uczestnictwa w NETGEAR, Inc. 2003 Employee Stock Purchase Plan (“Plan”), upoważniam mojego pracodawcę Netgear Poland Sp. z.o.o. do potrącenia kwoty w wysokości ___% z mojego Wynagrodzenia lub inny procent wskazany przeze mnie w umowie przystąpienia do Planu. Przyjmuję do wiadomości, iż ta kwota nie może być mniejsza niż 1% i większa niż 10% mojego Wynagrodzenia w każdym Okresie Oferty z zastrzeżeniem, że potrącenia będą dokonywane zgodnie z obowiązującymi przepisami polskiego prawa pracy.

I acknowledge and agree that any past payroll deductions from my Compensation with respect to my participation in the Plan complied with Polish law and that I authorized all such deductions.

Niniejszym potwierdzam i zgadzam się z tym, że jakiekolwiek przeszłe potrącenia z mojego wynagrodzenia dokonane w związku z moim uczestnictwem w Planie były zgodne z polskim prawem i że wyraziłem/am na nie zgodę.

All the terms written in capital letters shall have the meanings given to them in the Plan.	Wszystkie terminy pisane wielkimi literami mają znaczenie przypisane im w ramach Planu.
In case of any discrepancies between the Polish language version of this document and its English language version, the Polish language version shall prevail.	W przypadku jakichkolwiek rozbieżności pomiędzy polską a angielską wersją językową niniejszego dokumentu, wersja polska ma charakter wiążący.
__________________________ _________________ Employee Date

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares of Common Stock.  You should note that the grant of the option to purchase shares of Common Stock is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and that you will not be able to make (i) any subsequent sale of shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of shares in Singapore, unless such sale or offer in Singapore is made (a) after six months from the date of acquisition, (b) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (c) pursuant to, and in accordance with, the condition of any other applicable provisions of the SFA.

Notifications

Securities Law Notification.  The grant of the option to purchase shares of Common Stock is being made pursuant to the “Qualifying Person” exemption under Section 273 (1)(f) of the SFA.  The Employee Stock Purchase Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Singapore, under the ticker symbol “NTGR” and the shares of Common Stock may be sold through this exchange.

Director Notification Requirements.  If you are a director, associate director or shadow director of a Singapore Subsidiary, you must notify the Singapore Subsidiary in writing within two business days of any of the following events: (i) receiving or disposing of an interest (e.g., options to purchase shares of Common Stock, shares of Common Stock) in the Company or any Subsidiary or affiliate, (ii) any change in a previously-disclosed interest (e.g., the sale of shares of Common Stock), or (iii) becoming a director, associate director, or shadow director if you hold such an interest at the time.  You understand that if you are the chief executive officer (“CEO”) of a Singaporean Subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore Subsidiary, the above notification requirements also may apply to you.

SPAIN

Terms and Conditions

Nature of Grant.  This provision supplements Section 9 of the Global Subscription Agreement:

By accepting the option to purchase shares and enrolling in the Employee Stock Purchase Plan, I consent to participation in the Employee Stock Purchase Plan and acknowledge that I have received a copy of the Employee Stock Purchase Plan.

I understand and agree that I will cease to be a participant in the Employee Stock Purchase Plan upon the termination of my status as an Eligible Employee for any reason (including for the reasons listed below) and my payroll deductions shall cease and be returned to me, without interest, as soon as administratively possible.

In particular, I understand and agree that I will no longer be able to participate in the Employee Stock Purchase Plan and any right to the shares of Common Stock will be forfeited upon the termination of my status as an Eligible Employee due to, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, I understand that the Company has unilaterally, gratuitously and discretionally decided to grant options to purchase shares of Common Stock under the Employee Stock Purchase Plan to individuals who are Eligible Employees.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary of the Company on an ongoing basis.  Consequently, I understand that the option to purchase shares of Common Stock is granted on the assumption and condition that the option and any shares of Common Stock purchased under the Employee Stock Purchase Plan are not part of any employment contract either with the Company or any Parent or Subsidiary of the Company and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation).  In addition, I understand that the option to purchase shares of Common Stock would not be granted to me but for the assumptions and conditions referred to herein; thus, I acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the option to purchase shares of Common Stock shall be null and void.

Notifications

Securities Law Information.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Employee Stock Purchase Plan or the shares of Common Stock acquired pursuant thereto.  The Global Subscription Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and it does not constitute a public offering prospectus.

Exchange Control Information.  The acquisition of shares of Common Stock under the Employee Stock Purchase Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness.  You are responsible for making this declaration and for declaring ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January while the shares are owned.  In addition, you must declare the sale of any shares to the DGCI within one month after the sale.

When receiving foreign currency payments derived from the ownership of any shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made.  You will need to provide the institution with the following information: (i) your name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv)

the country of origin; (v) the reasons for the payment; and (vi) any further information that may be required.

Foreign Asset/Account Reporting Information.  You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, to the extent that you hold shares and/or have bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, you are required to report information on such assets on your tax return (tax form 720) for such year.  After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.  The report must be made by March 31 following the year for which the report is being made.

SWEDEN

Terms and Conditions

Authorization to Withhold.  The following supplements Section 8 of the Global Subscription Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 8 of the Global Subscription Agreement, by accepting the option to purchase shares of Common Stock, I authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to me upon purchase to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information.  Neither this document nor any other materials relating to the grant of rights under the Employee Stock Purchase Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an Eligible Employee or (iii) has been or will be filed with, approved, or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority FINMA.

TAIWAN

Notifications

Securities Law Information.  The offer of participation in the Employee Stock Purchase Plan is available only for Eligible Employees.  The offer of participation in the Employee Stock Purchase Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information.  You (or the Employer acting on your behalf) may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and any dividends) into and out of Taiwan up to US$5,000,000 per year.  The remittance of funds for the purchase of shares of Common Stock should be made through an authorized foreign exchange bank.  If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes.  The following supplements Section 8 of the Global Subscription Agreement:

Without limitation to Section 8 of the Global Subscription Agreement, I agree that I am liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  I also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on my behalf.

Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), I understand that I may not be able to indemnify the Company for the amount of any income tax not collected from or paid by me within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs as it may be considered to be a loan and therefore, it may constitute a benefit to me on which additional income tax and National Insurance contributions (“NICs”) may be payable.  I understand that I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from me by any of the means referred to in Section 8 of the Global Subscription Agreement.

EXHIBIT A

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

1.The undersigned participant in the Offering Period of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan which began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period and that such notice is being given prior to the Exercise Date for the Offering Period.  He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period.  The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated.  The undersigned understands that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Global Subscription Agreement.

Name and Address of Participant:

________________________________

________________________________

________________________________

Signature:

________________________________

Date:____________________________

EXHIBIT B

OFFER DOCUMENT

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

(amended effective February 2016)

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

January 8, 2021

Investment in shares involves a degree of risk.

Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Common Stock under the Plan as set out in this Offer Document and the Additional Documents. Any advice given by the Company in relation to the Shares offered under the Plan does not take into account an eligible employee’s objectives, financial situation and needs.

Eligible employees should consider obtaining their own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

(amended effective February 2016)

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

To our employees:

We are pleased to provide you with information about the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (amended effective February 2016) (the “Plan”).  This Offer Document sets out information about the invitation to participate in the Plan for Australian-resident employees of NETGEAR, Inc. (the “Company”) and its Australian Subsidiaries.

The purpose of the Plan is to provide Eligible Employees of the Company and its Australian Subsidiaries with opportunities to purchase shares of the Company’s Common Stock (“Shares”) through accumulated payroll deductions.

The Plan and this Offer Document are intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order [CO 14/1000] (the “Class Order”).

1.Invitation to Participate

This is an invitation by the Company to Eligible Employees to purchase Shares under the Plan at a discount from the market price of the Shares at the time of purchase.

2.Definitions

Except as set forth herein, capitalised terms used in this Offer Document have the meaning ascribed to them in the Plan. In the event of any conflict between these provisions and those of the Plan, the provisions herein will prevail.

For the purposes of this Offer Document:

ASIC means the Australian Securities & Investments Commission;

Associated Body Corporate means (as determined in accordance with the Class Order):

(i)	a body corporate that is a related body corporate of the Company; or
(ii)	a body corporate that has voting power in the Company of not less than 20%; or
(iii)	a body corporate in which the Company has voting power of not less than 20%;

Australian ADI means an Australian authorised deposit taking institution which is regulated by the Australian Prudential Regulation Authority under the Australian Banking Act 1959;

Australian Subsidiary means any Associated Body Corporate which is a Designated Subsidiary and employs Participants;

Class Order means ASIC Class Order [CO 14/1000];

Contributions means contributions made by a Participant from his or her Compensation to participate in the Plan;

Corporations Act means the Australian Corporations Act 2001 (Cth);

Offer means an offer made in Australia to eligible employees to purchase Shares under the terms of the Plan;

Participant means a person who receives an Offer in Australia and enrols in the Plan.

3.Additional Documents

In addition to the information set out in this Offer Document, please refer to the following documents:

(a)	the Plan;
(b)	the Plan Prospectus; and
(c)	the Global Subscription Agreement and Appendix.

(together, the “Additional Documents”)

The Additional Documents provide further information necessary to make an informed investment decision in relation to your participation in the Plan. Neither the Plan nor the Plan Prospectus is a prospectus for the purposes of the Corporations Act.

4.Reliance on Statements

You should not rely on any oral statements made to you in relation to this Offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when deciding whether to participate in the Plan and purchase Shares under the Plan.

5.Who is Eligible to Participate in the Plan?

You are eligible to participate in the Plan if, at the time of the Offer you are an Australian-resident Eligible Employee of the Company or its Australian Subsidiaries and otherwise meet any other eligibility requirements established under the Plan.

6.How do I Participate in the Plan?

You may become a Participant in the Plan by completing and filing the global subscription agreement prescribed by the Administrator prior to the first day of the Offering Period (the “Offering Date”).

The global subscription agreement will require you to authorise the percentage of your Compensation to be contributed per pay period and the purchase of Shares in accordance with the terms of the Plan.  Unless you re-file the subscription agreement following your initial enrolment in the Plan or withdraw from the Plan, your Contributions and purchases will continue at the same percentage of Compensation for future Offering Periods, provided you remain eligible to participate in the Plan.

7.How Much can I Invest in the Plan?

You may authorise Contributions, in the form of payroll deductions, between 1% and 10% of your Compensation per pay period, in whole percentages only.

You may increase or decrease your Contributions during any Offering Period by re-filing the online subscription agreement authorising a change in the Contribution percentage.  The change in Contribution rate generally will be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement.  The Administrator, in its discretion, may limit the nature and/or number of Contribution rate changes during any Offering Period.

8.When will Shares be Purchased?

Shares will be offered for purchase during a six (6) month Offering Period.  On the last business day of each Offering Period (the “Exercise Date”), your Contributions will be used to purchase Shares on your behalf.  As soon as practicable after the Exercise Date, the Company shall issue the purchased Shares to you.

9.At what Price will the Shares be Purchased?

The Shares will be purchased on your behalf at a price equal to the lesser of 85% of the Fair Market Value of the Shares on (i) the applicable Offering Date, and (ii) the applicable Exercise Date (the “Purchase Price”).

As defined in the Plan, Fair Market Value means the closing price for a Share on the stock exchange on which the Shares are listed (currently, the NASDAQ Global Select Market) on the date of determination, as reported in The Wall Street Journal or such other source as the Company’s Board of Directors deems reliable.  Please note that for Australian tax purposes, market value is defined differently than Fair Market Value as used to determine the Purchase Price.

The Shares are purchased in U.S. dollars.  The Australian dollar amount required to pay the Purchase Price of the Shares will be that amount which, when converted into U.S. dollars on the Exercise Date (as described below), equals the Purchase Price.

10.How Many Shares Will I Acquire?

On each Exercise Date, your accumulated Contributions for the applicable Offering Period will be used to purchase Shares.  The number of Shares purchased will be determined by dividing your accumulated Contributions by the Purchase Price.  However, there are limitations on the number of Shares that can be purchased on a single Exercise Date and on the value of Shares that can be acquired in a calendar year.  These limitations are set out in the Additional Documents.

11.Can I Discontinue Participation in the Plan?

You may withdraw from participation in the Plan by delivering a written notice of withdrawal, in the form prescribed by the Administrator, to the Company.  All of your accumulated Contributions that have not yet been used to purchase Shares will be paid to you promptly after receipt of notice of withdrawal by the Company.  Your option for the applicable Offering Period will be automatically terminated, and no further payroll deductions for the purchase of Shares will be made for such Offering Period.  If you withdraw from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless you file a new online subscription agreement with the Company.

12.How Can I Calculate the Australian Dollar Equivalent of the Purchase Price?

As noted in Section 9 above, the Purchase Price per share will be the lesser of 85% of the Fair Market Value of the Shares on (i) the applicable Offering Date, and (ii) the applicable Exercise Date.

By way of example, if the date of this Offer were the Offering Date and assuming that the Fair Market Value of a Share on the date of this Offer is lower than on the Exercise Date, then the Australian dollar equivalent of the Purchase Price would be calculated as follows:

•	the USD/AUD exchange rate was A$1.00 = US$0.7769 on January 8, 2021 and the fair market value of a Share on the NASDAQ Global Select Market is US$40;
•	consequently, the Australian dollar equivalent of the Purchase Price as at the date of this Offer would be A$43.76 calculated as 85% of US$40 divided by the exchange rate.

Please note the above calculation is by way of example only, and is not a prediction of the U.S. dollar Purchase Price, the Australian dollar equivalent of your Purchase Price or the applicable exchange rate on the Exercise Date.  The Purchase Price will depend on the Fair Market Value of the Shares on the relevant date, and the Australian dollar equivalent of the Purchase Price will depend on the actual exchange rate applied when converting your Australian dollars to U.S. dollars for purposes of purchasing Shares.

13.Can I Obtain Information About the Australian Dollar Equivalent of the Purchase Price?

You may ascertain the market price of the Shares (“US Market Price”) by obtaining the current trading price of the Company’s Common Stock on the NASDAQ Global Select Market at https://www.nasdaq.com under the symbol “NTGR”.

The market price of the Shares can be calculated in Australian dollars by dividing the US Market Price by the current U.S. dollar exchange rate which can be obtained at http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

14.What happens if my employment with the Company or Designated Subsidiaries terminates?

Your right to purchase Shares under the Plan will terminate when you terminate employment with the Company and its Designated Subsidiaries for any reason including retirement, resignation, lay-off, discharge, transfer to a Subsidiary other than a Designated Subsidiary, death, or other change of employment status.  If your employment terminates before the Exercise Date for any Offering Period, no further payroll deductions will be taken from your Compensation and your accumulated Contributions will be refunded to you as soon as administratively practicable.

15.Can I transfer or assign my rights with regard to the Plan?

Your right to participate in the Plan may only be exercised by you during your lifetime and  may not be assigned or transferred to any other person except by will or the applicable laws of descent and distribution following your death.

You may sell Shares at any time after they are delivered to you, subject to certain limitations including insider trading restrictions.

16.Additional Information Relevant to Australian-resident Employees

16.1	Who Administers the Plan?

The Plan is administered by the Administrator, which is either the Board or any Committee designated by the Board.  Subject to the provisions of the Plan, all questions of interpretation or application of this Plan shall be determined by the Administrator and its decisions shall be final and binding upon all participants.

16.2	What is a Share of Common Stock in the Company?

Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation.  Each holder of common stock is entitled to one vote for every share of common stock held in the Company.  The Shares are listed and may be traded on the NASDAQ Global Select Market under the symbol “NTGR.”

The Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

16.3	What happens to my Contributions prior to the purchase of Shares?

Your accumulated Contributions will be held in trust on your behalf in an account with an Australian ADI (the “Account”) pending the purchase of Shares on each Exercise Date (or your withdrawal from the Plan).  The Account will be used solely in connection with employee incentive schemes of the Company.  No interest is payable on payroll deductions held in the Account.

The payroll deductions will be converted to U.S. dollars on the Exercise Date of each Offering Period.

16.4	What Additional Risk Factors Apply to Australian Residents’ Participation in the Plan?

Investing in Shares involves a high degree of risk.  Before participating in the Plan, you should consider the risk factors relevant to investment in securities generally and particularly to holding Shares.

For example, the price at which Shares are quoted on the NASDAQ Global Select Market may increase or decrease due to a number of factors. There is no guarantee that the price of the Shares will increase. Factors which may affect the price of the Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results is included in (a) the Company’s latest Annual Report filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the latest prospectus filed pursuant to Rule 424(b) under the U.S. Securities Act of 1933, as amended, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, and (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a).  Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at http://investor.netgear.com/, and upon request to the Company.

You should be aware that in addition to fluctuations in value caused by the performance of the Company, the value of your Shares, as well as the purchase price you pay for your Shares, will be affected by the U.S./Australian dollar exchange rate.  Participating in the Plan involves risks related to fluctuations in this rate of exchange.

17.What are the Australian Tax Consequences of Participating in the Plan?

The following is a summary of the income tax consequences for an Australian tax resident who purchases Shares under the Plan as of January 2020.  You may also be subject to Medicare Levy and surcharge.  The summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential purchaser of Shares.

If you are a citizen or resident of another country or are considered a citizen or resident of another country for local law purposes, or if you transfer employment to another country during the Offering Period, the information contained in this summary may not be applicable to you.  You should seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

If you intend to participate in the Plan, you should not rely on this summary as anything other than a broad guide, and you should obtain independent tax and financial advice specific to your particular circumstances before making the decision to participate.

17.1	Payroll Deductions

Contributions deducted from your Compensation continue to form part of your assessable income.  Amounts applied to purchase Shares are, therefore, after-tax amounts.  For example, if you are entitled to a payroll payment of A$100.00 and you authorise a payroll deduction of 10% of your income, the tax withheld under the Pay-As-You-Go (“PAYG”) withholding tax system will still be calculated on A$100.00 and not on A$90.00.

17.2	Acquisition of Shares

The Australian tax legislation contains specific rules, in Division 83A of the Income Tax Assessment Act 1997, which govern the taxation of Shares and rights to Shares (called “ESS interests”) acquired by employees under employee share schemes.  The right to purchase Shares under the Plan should be regarded as an ESS interest for this purpose.

Your assessable income includes the discount given in relation to the acquisition of the ESS interest on the grant date (which, for tax purposes, is considered to be the Exercise Date, not the Offering Date), unless the ESS interest is subject to a real risk of forfeiture in which case you will be subject to deferred taxation.

In the case of the Shares purchased under the Plan, the real risk of forfeiture test requires that there be a real risk that, under the conditions of the Plan, if you obtain the Shares you will forfeit the Shares or lose them other than by disposing of them.

The terms of your right to purchase Shares and the Shares acquired under the Plan are set out in the Additional Documents.  It is understood that the Shares purchased under the Plan will not satisfy the real risk of forfeiture test and accordingly, you will be subject to tax on the Exercise Date.

17.3	Assessable Amount

The amount you must include in your assessable income in the income year (i.e., the financial year ending June 30) in relation to your purchase of Shares under the Plan will be the difference between the “market value” of the Shares on the Exercise Date and the Purchase Price.

In addition to income tax, this amount will also be subject to Medicare Levy and, if applicable, surcharge.

17.4	Market Value

The “market value” of Shares purchased under the Plan is determined according to the ordinary meaning of “market value” as determined by the Company with reference to Australian tax law.  The Australian Tax Office has prepared guidelines in relation to the ordinary meaning of market value.  As noted in Section 17.8 below, the Company must give you a statement containing certain information, including an estimate of the market value of your Shares on the Exercise Date.  This may assist you in determining the market value of your Shares.

17.5	Gain on Disposal of Shares

You will also be subject to capital gains tax on any gain, if any, realised on the subsequent disposal of the Shares.

The assessable capital gain will be:

•

where you have held the Shares for less than one year – the difference between the market value of the Shares at the time of disposal (where the disposal is a non-arm’s length transaction) or the amount of the sales proceeds (where the disposal is an arm’s length transaction) and the cost base of the Shares; or

•

where you have held the Shares for at least one year – one-half the difference between the market value of the Shares at the time of disposal (where the disposal is a non-arm’s length transaction) or the amount of the sales proceeds (where the disposal is an arm’s length transaction) and the cost base of the Shares.

The cost base of the Shares will be the market value of the Shares on the Exercise Date.

17.6	Loss on Disposal of Shares

If the amount of sales proceeds at the time of disposal is less than the cost base of the Shares, then (assuming an arm’s length transaction) a capital loss in the amount  of the difference will be available to offset same year or future year capital gains.  Capital losses cannot be used to offset other income (including salary and wage income).

17.7	Dividends

You must include the gross amount of any dividends paid on the Shares in your assessable income (even where such dividends are reinvested in Shares).  Such dividends may also be subject to U.S. federal tax withheld at source.  You may be entitled to a foreign income tax offset against your Australian income tax for the U.S. federal income tax withheld on any dividends.

17.8	Withholding and Reporting

Your employer will not be required to withhold tax due when the Shares are purchased unless you have not provided your Tax File Number to your employer.  In any other case, you are solely responsible for paying any tax due when the Shares are purchased.  You are also responsible for paying any tax due when you sell the Shares as well as any other tax due by you as a result of your participation in the Plan.

However, your employer must provide to you (no later than July 14 after the end of the income year) and to the Commissioner of Taxation (no later than August 14 after the end of the income year) a statement containing certain information about your participation in the Plan in the income year in which the Exercise Date(s) occurs (which includes the Company’s calculation of the taxable amount on the Exercise Date(s)).

18.What are the U.S. Tax Consequences of Participating in the Plan?

Australian Participants who are not U.S. citizens or tax residents should not be subject to U.S. tax by reason only of the purchase and/or sale of Shares, except as described in Section 17.7 above.  However, liability for U.S. tax may accrue if an Australian Participant is otherwise subject to U.S. tax.

This is only an indication of the likely U.S. tax consequences for Australian Participants.  Each Australian Participant should seek his or her own advice as to the U.S. tax consequences of the Plan.

19.Are there Other Applicable Restrictions?

In addition to any other limitations identified in this Offer Document, there is an overall restriction on the number of Shares that can be issued to Participants.

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We urge you to carefully review the information contained in this Offer Document and the Additional Documents.